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                      June 5, 2023

       Liang Shi
       Chief Executive Officer
       Blue World Acquisition Corp
       244 Fifth Avenue, Suite B-88
       New York, NY 10001

                                                        Re: Blue World
Acquisition Corp
                                                            Form 10-K for the
Fiscal Year Ended June 30, 2022
                                                            Filed September 16,
2022
                                                            File No. 001-41256

       Dear Liang Shi:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Real Estate & Construction
       cc:                                              Arila Zhou